Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Corporation Rings NYSE Opening Bell

Hampton, NH – August 21, 2008: Unitil Corporation (NYSE: UTL) (www.unitil.com) announced that its common stock, no par value (“Common Stock”) began trading on the New York Stock Exchange (the “NYSE”) today, Thursday, August 21, 2008. Unitil Corporation Common Stock will continue to trade under its current symbol “UTL.”

“Ringing The Opening BellSM at the NYSE opens a new era for our Company,” said Robert G. Schoenberger, Chairman and Chief Executive Officer of Unitil Corporation. “It highlights our success in achieving the next phase of our growth strategy, including the completion of our acquisition of Northern Utilities and Granite State Gas Transmission by the end of this year.”

Several members of the Company’s senior management team and the Board of Directors, including Mr. Schoenberger, were on hand in New York at the NYSE today to ring The Opening BellSM in celebration of the Company’s first day of listing on the NYSE.

About Unitil

Unitil Corporation (“Unitil”) is a public utility holding company with subsidiaries providing electric distribution service in New Hampshire, electric and gas distribution service in Massachusetts and energy brokering services throughout the northeast. Its utility subsidiaries, Unitil Energy Systems, Inc. and Fitchburg Gas and Electric Light Company, currently serve 115,000 customers in 37 communities in the capital and seacoast regions of New Hampshire and in north central Massachusetts. Usource L.L.C., a unit of Unitil’s non-regulated subsidiary Unitil Resources, Inc., provides energy brokering services to more than 400 large energy users throughout the northeast. Unitil’s other subsidiaries include Unitil Power Corp., Unitil Realty Corp. and Unitil Service Corp.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement with NiSource, Inc. (“NiSource”) and Bay Sate Gas Company, a wholly owned utility subsidiary of NiSource, to acquire all of the outstanding stock of Northern Utilities, Inc. (“Northern”), and Granite State Gas Transmission, Inc. (“Granite”) for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Granite is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies. Unitil expects this transaction to close in the fourth quarter of 2008.

Forward-Looking Statements:

Unitil Corporation notes that this and other written, electronic and oral disclosure made by the Company contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information about Unitil and the Company’s listing day event at the NYSE, please visit the Company’s website, www.unitil.com.